Exhibit 99.1

IT Tech Packaging, Inc. Announces Fourth Quarter and Fiscal Year 2019 Financial Results

Continued Solid Growth in Sales Volume, Revenue, and Net Income, with Increases of 59.5%, 35.6% and 121.1%, Respectively, in FY2019

Company to Host Earnings Conference Call on Tuesday, March 24, 2020, at 8:00 am EST

BAODING, China, March 23, 2020 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the fourth quarter and audited financial results for the fiscal year ended December 31, 2019.

“Our revenues and profitability continued to improve in 2019 as we shook off the effects of the 2018 production suspensions resulting from air-pollution controls, in part due to our 2018 equipment upgrades. Our total revenue was $117.6 million, a 35.6% year-over-year increase, resulting from a 59.5% growth of overall sales volume that was partially offset by a 15% decrease in average selling prices over all categories of products,” commented by Mr. Zhengyong Liu, Chairman and Chief Executive Officer of the Company.

“With 135.1% and 121.1% growth in gross profit and net income, respectively, our margins and profitability substantially improved in fiscal year 2019 thanks to a continued increase in sales volume for all products, combined with decreases in operating expenses. With completion of trial operation of our PM9 production line in the fourth quarter of 2019, our tissue paper products recorded total sales of $6.4 million from both PM8 and PM9 in the year. In addition, with $20.4 million of sales, we delivered 297.8% growth in offset printing paper for 2019.

“Despite a short delay in production resulting from Covid-19 in China in early 2020, the stabilization of orders in recent months gives us reason to be optimistic for stable growth in 2020. As a leading papermaking enterprises situated in Hebei Province which surrounds Beijing-Tianjin, the largest metropolitan area in North China, we have a large market for our products and easy access to lower costs of raw materials and logistics. Thus we will continue take such advantages to improve our capabilities to deliver sustainable growth and create long-term value to our shareholders.”

Fourth Quarter 2019 Unaudited Financial Results

	For the Three Months Ended December 31,
($ millions)	2019	2018	% Change
Revenues	33.61	24.99	34.5%
Regular Corrugating Medium Paper (“CMP”)*	19.61	19.77	-0.8%
Light-Weight CMP**	5.08	5.30	-4.0%
Offset Printing Paper	7.16	-0.08	NM
Tissue Paper Products	1.75	0.00	NM

Gross profit	5.60	2.24	149.9%
Gross profit (loss) margin	16.7%	9.0%	7.7 pp****
Regular Corrugating Medium Paper (“CMP”)*	15.4%	10.0%	5.3 pp****
Light-Weight CMP**	18.3%	4.9%	13.4 pp****
Offset Printing Paper	33.7%	4.2%	29.5 pp****
Tissue Paper Products***	-43.1%	-	NM

Operating income (loss)	3.19	-5.08	162.8%
Net income	2.16	-5.16	119.4%
EBITDA	7.00	-1.66	521.7%
Basic and Diluted earnings (loss) per share	0.10	-0.24	142.1%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

•	Total sales volume of CMP, offset printing paper and tissue paper products increased by 36.1% to 72,654tonnes

•	Revenue increased by 34.5% to $33.6 million, primarily attributable to increase in sales volume of corrugating medium paper (“CMP”), offset printing paper and tissue paper products, partially offset by the decreases in average selling prices (ASP) for both CMP

•	Gross profit increased by 149.9% to $5.6 million. Gross margin increased by 7.7 percentage point to 16.7%. The increase in gross profit were primarily due to the decrease in average cost of sales per tonne for CMP, which was attributable to the lower average unit purchase costs of recycled paper board and recycled white scrap paper used as raw material for CMP products. Gross margins over regular CMP, Light-Weight CMP products and offset printing paper product increased to 15.4%, 18.3% and 33.7%, respectively

•	Income from operations increased by 162.8% to $3.2 million, compared to loss from operations of $5.1 million for the same period of last year

•	Net income was $2.2 million, an increase of $7.4 million, or 119.4%, from net loss of $5.2 million for the same period of last year. Earnings per basic and diluted share was $0.10, compared to loss per basic and diluted share of $0.24, for the same period of last year

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 521.7% to $7 million

Revenue

For the fourth quarter of 2019, total revenue increased by $8.6 million, or 34.5%, to $33.6 million from $25 million for the same period of last year. The increase in total revenue was mainly due to contribution of sales from offset printing paper and tissue paper products, partially offset by the decreases in average selling prices (ASP) for both CMP products. Total sales volume of CMP, offset printing paper and tissue paper products during the period increased by 36.1% to 72,654 tonnes, compared to 53,402 tonnes sold during the same period of 2018.

The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2019 and 2018, respectively:

	For the Three Months Ended December 31,
	2019			2018
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	19,610	47,063	417	19,765	41,871	472
Light-Weight CMP	5,083	12,582	404	5,296	11,533	459
Offset Printing Paper	7,162	10,450	685	(75)	-	NM
Tissue Paper Products	1,751	2,558	684	-	-	-
Total	33,606	72,653	463	24,986	53,404	468

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $0.4 million, or 1.5%, to $24.7 million and accounted for 73.5% of total revenue for the fourth quarter of 2019, compared to $25 million, or 100% of total revenue, for the same period of the prior year. The Company sold 59,646 tonnes of CMP at an ASP of $414/tonne in the fourth quarter of 2019, compared to 53,402 tonnes at an ASP of $469/tonne in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP slightly decreased by $0.2 million, or 0.8%, to $19.6 million, resulting from sales of 47,063 tonnes at an ASP of $417/tonne, during the fourth quarter of 2019, compared to revenue of $19.8 million, resulting from sales of 41,870 tonnes at an ASP of $472/tonne, for the same period of the prior year. Revenue from light-weight CMP decreased by $0.2 million, or 4%, to $5.1 million, resulting from sales of 12,582 tonnes at an ASP of $404/tonne for the fourth quarter of 2019, compared to revenue of $5.3 million, resulting from sales of 11,532 tonnes at an ASP of $459/tonne for the same period of the prior year.

Revenues from offset printing paper was $7.2 million for the fourth quarter of 2019 and $0 million for the same period of the prior year. The Company sold 10,450 tonnes of offset printing paper at an ASP of $685/tonne in the fourth quarter of 2019.

With the completion of installation and trial operation of PM8 and PM9, the production and sales of tissue paper products have increased steadily in 2019. Revenue from tissue paper products was $1.8 million, resulting from sales of 2,558 tonnes at an ASP of $684/tonne, for the fourth quarter of 2019.

Gross Profit and Gross Margin

Total cost of sales increased by $5.3 million, or 23.2%, to $28 million for the fourth quarter of 2019 from $22.7 million for the same period of last year. The increase in the total cost of sales was mainly a result of the increase in sales volume, partially offset by the decreases in costs of recycled paper board and recycled white scrap paper. Overall cost of sales per tonne was $388 for the fourth quarter of 2019, compared to $426 for the same period of the prior year. The decrease in overall cost of sales per tonne was mainly due to decreased material costs, especially lower average unit purchase costs of recycled paper board and recycled white scrap paper in the fourth quarter of 2019. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $353, $330, $454, and $979, respectively, for the fourth quarter of 2019, compared to $425, $437, $nil and $nil, respectively, for the same period of the prior year.

Gross profit increased by $3.4 million, or 149.9%, to $5.6 million for the fourth quarter of 2019 from $2.2 million for the same period of the prior year. Overall gross margin was 16.7% for the fourth quarter of 2019, compared to 9.0% for the same period of the prior year. The increase in gross profit and gross margin were mainly related to i) the increase in sales volume of CMP, offset printing paper and tissue paper and ii) the decrease of average unit purchase price of recycled paper board as raw material for CMP, partially offset by the decrease of ASP of CMP products. Gross margins for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were 15.4%, 18.3%, 33.7%, and negative 43.1%, respectively, for the fourth quarter of 2019, compared to 10.0%, 4.9%, 4.2%, and nil, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $1.1 million, or 30.9%, to $2.3 million for the fourth quarter of 2019 from $3.4 million for the same period of the prior year. The decrease was mainly related to less repair and maintenance costs incurred for the fourth quarter of 2019 as all of our production resumed since the first quarter of 2019, compared to the same period in 2018 that production was suspended and additional repair and maintenance costs incurred. As a percentage of total revenue, SG&A was 6.8% for the fourth quarter of 2019, compared to 13.7% for the same period of the prior year.

Income (loss) from Operations

Income from operations was $3.2 million for the fourth quarter of 2019, compared to loss from operations of $5.1 million for the same period of the prior year. The increase in income from operations was primarily due to substantial increase in gross profit combined with decreased SG&A expenses as discussed above. Operating margin was 9.5% for the fourth quarter of 2019, compared to operating loss margin of 20.3% for the same period of the prior year.

Net Income

Net income was $2.2 million, or $0.10 per basic and diluted share, for the fourth quarter of 2019, compared to net loss of $5.2 million, or $0.24 loss per basic and diluted share, for the same period of the prior year.

EBITDA

EBITDA was $7 million for the fourth quarter of 2019, compared to negative $1.7 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2019	2018
Net income (loss)	2.16	-5.16
Add: Income tax	0.88	-0.22
Net interest expense	0.20	0.31
Depreciation and amortization	3.76	3.42
EBITDA	7.00	-1.66

Full Year 2019 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2019	2018	% Change
Revenues	117.61	86.75	35.6%
Regular Corrugating Medium Paper (“CMP”)*	72.05	63.20	14.0%
Light-Weight CMP**	18.78	18.40	2.1%
Offset Printing Paper	20.44	5.14	297.8%
Tissue Paper Products	6.35	0.00	NM

Gross profit	13.68	5.82	135.4%
Gross margin	11.6%	6.7%	4.9 pp****
Regular Corrugating Medium Paper (“CMP”)*	10.3%	7.7%	2.6 pp****
Light-Weight CMP**	10.1%	5.0%	5.1 pp****
Offset Printing Paper	31.2%	0.8%	30.4 pp****
Tissue Paper Products***	-32.0%	NM	NM

Operating income (loss)	3.90	-11.18	134.9%
Net income (loss)	2.22	-10.55	121.1%
EBITDA	19.54	3.39	476.4%
Basic and Diluted earnings per share	0.10	-0.49	120.4%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the year ended December 31, 2019, total revenue increased by $30.9 million, or 35.6%, to $117.6 million from $86.7 million for 2018. The increase in total revenue was mainly due to increase in sales volume of CMP, offset printing paper and tissue paper products, which was partially offset by the decrease in ASP of CMP and offset printing paper. Total sales volume of CMP, offset printing paper and tissue paper products increased by 59.5% to 250,144 tonnes, compared to 156,849 tonnes in 2018.

The following table summarizes revenue, volume and ASP by product for the year ended December 31, 2019 and 2018, respectively:

	For the Twelve Months Ended December 31,
	2019			2018
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	72,050	168,837	427	63,199	116,012	545
Light-Weight CMP	18,776	45,310	414	18,397	34,646	531
Offset Printing Paper	20,436	29,207	700	5,137	6,191	830
Tissue Paper Products	6,351	6,790	935	-	-	NM
Total	117,614	250,144	470	86,747	156,849	553

Revenue from CMP, including both regular CMP and light-Weight CMP increased by $9.2 million, or 11.3%, to $90.8 million, and accounted for 77.2% of total revenue for the year ended December 31, 2019, compared to $81.6 million, or 94.1% of total revenue for 2018. The Company sold 214,147 tonnes of CMP at an ASP of $424/tonne in the year ended December 31, 2019, compared to 150,658 tonnes at an ASP of $542/tonne in 2018.

Of the total CMP sales, revenue from regular CMP increased by $8.9 million, or 14.0%, to $72.1 million, resulting from sales of 168,837 tonnes at an ASP of $427/tonne during the year ended December 31, 2019, compared to revenue of $63.2 million, resulting from sales of 116,012 tonnes at an ASP of $545/tonne for 2018. Revenue from light-weight CMP increased by $0.4 million, or 2.1%, to $18.8 million, resulting from sales of 45,310 tonnes at an ASP of $414/tonne for the year ended December 31, 2019, compared to revenue of $18.4 million, resulting from sales of 34,646 tonnes at an ASP of $531/tonne for 2018.

Revenue from offset printing paper increased by $15.3 million, or 297.8%, to $20.4 million for the year ended December 31, 2019 from $5.1 million for 2018. The Company sold 29,207 tonnes of offset printing paper at an ASP of $700/tonne in the year ended December 31, 2019, compared to 6,191 tonnes at an ASP of $830/tonne in 2018.

Revenue from tissue paper products was $6.4 million for the year ended December 31, 2019, resulting from sales of 6,790 tonnes of tissue paper products at an ASP of $935/tonne in the year ended December 31, 2019.

Gross Profit and Gross Margin

Total cost of sales increased by $23 million, or 28.5%, to $104 million for the year ended December 31, 2019 from $80.9 million for 2018. The increase in overall cost of sales was mainly a result of the increase in sales volume, partially offset by the decrease of purchase cost of recycled paper board and recycled white scrap paper. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $383, $372, $481, and $1,235, respectively, for the year ended December 31, 2019, compared to $503, $504, $823, and $nil, respectively, for 2018.

Total gross profit increased by $7.8 million, or 135.1%, to $13.6 million for the year ended December 31, 2019 from $5.8 million for 2018. The increase was mainly due to (i) the increase in quantities sold of CMP, offset printing paper, tissue paper and (ii) the decrease of material purchase price of CMP and offset printing paper, partially offset by the decrease of ASP of these products. Overall gross margin increased by 4.9 percentage points to 11.6% for the year ended December 31, 2019 from 6.7% for 2018. Gross margins for regular CMP, light-weight CMP, offset printing paper and tissue paper products were 10.3%, 10.1%, 31.2% and negative 32%, respectively, for the year ended December 31, 2019, compared to 7.7%, 5.0%, 0.8%, and nil, respectively, for 2018.

Selling, General and Administrative Expenses

SG&A expenses decreased by $3.3 million, or 25.3%, to $9.8 million for the year ended December 31, 2019 from $13.1 million for 2018. As a percentage of total revenue, SG&A expenses was 8.3% for the year ended December 31, 2019, compared to 15.1% for 2018.

Income from Operations

Income from operations was $3.9 million for the year ended December 31, 2019, compared to loss from operations of $11.2 million for 2018. Operating margin was 3.3% for the year ended December 31, 2019, compared to operating loss margin of 12.9% for 2018.

Net Income

Net Income increased by $12.8 million, or 121.1%, to $2.2 million, or earnings per basic and diluted share of $0.10, for the year ended December 31, 2019. This compared to net loss of $10.5 million, or loss per basic and diluted share of $0.49, for 2018.

EBITDA

EBITDA increased by $16.2 million, or 476.4%, to $19.5 million for the year ended December 31, 2019 from $3.4 million in 2018.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2019	2018
Net income (loss)	2.22	-10.55
Add: Income tax	1.08	-1.85
Net interest expense	0.93	1.49
Depreciation and amortization	15.30	14.29
EBITDA	19.54	3.39

Cash, Liquidity and Financial Position

As of December 31, 2019, the Company had cash and bank balances, short-term debt (including short-term bank loans, current portion of long-term loans from credit union and related party loans) and long-term debt (including loans from credit union and loans from a related party) of $5.8 million, $8.3 million and $7.4million, respectively, compared to $8.5 million, $14.7 million, and $6.9 million, respectively, at the end of 2018.

Net accounts receivable was $3.1 million as of December 31, 2019, compared to $2.9 million as of December 31, 2018. Net inventory was $1.6 million as of December 31, 2019, compared to $2.9 million at the end of 2018. As of December 31, 2019, the Company had current assets of $24.0 million and current liabilities of $16.8 million, resulting in a working capital of $7.2 million. This compared to current assets of $24.2 million, current liabilities of $29.6 million and working capital deficit of $5.5 million at the end of 2018.

Net cash provided by operating activities was $7.5 million for the year ended December 31, 2019, compared to net cash provided by operating activities of $9.2 million for 2018. Net cash used in investing activities was $7.9 million for the year ended December 31, 2019, compared to $2.2 million for 2018. Net cash used in financing activities was $5.8 million for the year ended December 31, 2019, compared to net cash used in financing activities of $3.2 million for 2018.

Recent development

On November 20, 2019, the Company announced the commercial launch of a new tissue paper production line the PM9, following the success of its trial production, the receipt of its disposed wastewater discharge permits and construction completion acceptance from Chinese environmental authorities.

On December 3, 2019, the Company and Asia Symbol (Shandong) Pulp and Paper Co. Ltd. agreed to further cooperation into aspects of technologies and enterprise supply chain, based on the existing pulp paper supply cooperation arrangement. The new partnership specifically involves technology exchange between ITP and Asia Symbol on a regular basis, and ITP’s adding into Asia Symbol’s supply chain traceability system to make sure products’ quality and environmental requirements.

On December 16, 2019, Hebei Baoding Dongfang Paper Co., Ltd., the Company’s major operating entity entered into a supplement acquisition agreement with Tengsheng Paper and its shareholders to extend the acquisition agreement signed on June 25, 2019, pursuant to which the consideration for acquiring Tengsheng Paper shall be in cash and any balance payment for the purchase price shall be paid no later than December 31, 2021.

On March 10, 2020, the Company announced that the it had resumed 70% of its full capacity of production as of March 5, 2020, following the strict measures put in place for the control and prevention of the Covid-19 spread over the country.

Earnings Conference Call

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “IT Tech Packaging Fourth Quarter and Fiscal 2019 Earnings Conference Call.”

Date:	Tuesday, March 24, 2020

Time:	8:00 am EST

International Toll Free:	United States: +1-866-519-4004 Mainland China: 400-620-8038 Hong Kong: 800-906-601 International: +65-6713-5090

Conference ID:	8192168

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at: https://edge.media-server.com/mmc/p/kyuy25ew .

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am EST on March 24, 2020 to 8:59 am EST on April 1, 2020. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the Conference ID 8192168 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company Email:

ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:
Janice Wang

EverGreen Consulting Inc.
Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2018

	December 31,	December 31,
	2019	2018
ASSETS

Current Assets
Cash and bank balances	$5,837,745	$8,474,809
Restricted cash	-	3,642,616
Accounts receivable (net of allowance for doubtful accounts of $59,922 and $58,707 as of December 31, 2019 and December 2018, respectively)	3,119,311	2,876,632
Inventories	1,607,463	2,923,516
Prepayments and other current assets	11,613,241	6,241,299
Due from related parties	1,863,479	-

Total current assets	24,041,239	24,158,872

Prepayment on property, plant and equipment	1,433,445	-
Property, plant, and equipment, net	151,616,852	167,829,716
Value-added tax recoverable	2,621,841	2,810,331
Deferred tax asset non-current	10,485,053	8,277,091

Total Assets	$190,198,430	$203,076,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,163,814	$11,802,075
Current portion of long-term loans from credit union	1,605,459	2,491,549
Accounts payable	250,486	629,054
Advance from customers	98,311	-
Notes payable	-	3,642,616
Due to related parties	539,985	413,336
Accrued payroll and employee benefits	291,924	213,536
Other payables and accrued liabilities	6,503,010	10,222,796
Income taxes payable	1,382,471	219,305

Total current liabilities	16,835,460	29,634,267

Loans from credit union	7,367,908	4,706,259
Loans from a related party	-	2,185,569

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $19,460,257 and $34,008,908 as of December 31, 2019 and 2018, respectively)	24,203,368	36,526,095

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 22,054,816 shares issued	22,685	22,360
Additional paid-in capital	51,154,544	51,137,319
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(6,057,537)	(3,263,952)
Retained earnings	114,794,796	112,573,614

Total stockholders’ equity	165,995,062	166,549,915

Total Liabilities and Stockholders’ Equity	$190,198,430	$203,076,010

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Year Ended
	December 31,
	2019	2018

Revenues	$117,614,886	$86,746,758

Cost of sales	(103,935,368)	(80,926,357)

Gross Profit	13,679,518	5,820,401

Selling, general and administrative expenses	(9,781,719)	(13,098,373)
Loss from disposal of property, plant and equipment	-	(3,904,342)

Income (Loss) from Operations	3,897,799	(11,182,314)

Other Income (Expense):
Interest income	64,717	36,632
Subsidy income	261,136	241,189
Interest expense	(926,368)	(1,492,119)

Income (Loss) before Income Taxes	3,297,284	(12,396,612)

Provision for Income Taxes	(1,076,102)	1,850,928

Net Income (Loss)	2,221,182	(10,545,684)

Other Comprehensive Loss
Foreign currency translation adjustment	(2,793,585)	(8,732,751)

Total Comprehensive Loss	$(572,403)	$(19,278,435)

Earnings (Losses) Per Share:

Basic and Diluted Earnings (Losses) per Share	$0.10	$(0.49)

Outstanding – Basic and Diluted	22,034,905	21,618,305

IT TECH PACACKING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Year Ended
	December 31,
	2019	2018

Cash Flows from Operating Activities:
Net income	$2,221,182	$(10,545,684)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,304,039	14,290,919
Allowances for obsolete inventories, net	75,719	-
Loss from disposal and impairment of property, plant and equipment	-	3,904,342
(Recovery from) for bad debts	2,192	23,676
Share-based compensation expenses	-	470,361
Deferred tax	(2,369,683)	(2,089,439)
Changes in operating assets and liabilities:
Accounts receivable	(294,882)	(1,183,782)
Prepayments and other current assets	(5,392,916)	(5,726,546)
Inventories	1,207,958	5,322,320
Accounts payable	(372,728)	234,448
Advance from customers	99,472	-
Notes payable	(3,625,921)	(2,261,147)
Related parties	(1,757,231)	150,743
Accrued payroll and employee benefits	82,813	(6,855)
Other payables and accrued liabilities	1,169,967	6,878,137
Income taxes payable	1,180,493	(291,119)
Net Cash Provided by Operating Activities	7,530,474	9,170,374

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(6,416,481)	(2,198,852)
Acquisition of a subsidiary	(1,450,368)	-

Net Cash Used in Investing Activities	(7,866,849)	(2,198,852)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	4,522,295
Repayments of related party loans	(2,175,553)	(12,813,169)
Proceeds from short term bank loans	10,152,579	12,210,196
Proceeds from credit union loans	4,206,068	5,064,970
Repayment of bank loans	(17,955,561)	(12,149,899)

Net Cash Used in Financing Activities	(5,772,467)	(3,165,607)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(170,838)	(705,917)

Net (Decrease) Increase in Cash and Cash Equivalents	(6,279,680)	3,099,998

Cash, Cash Equivalents and Restricted Cash - Beginning of Year	12,117,425	9,017,427

Cash, Cash Equivalents and Restricted Cash - End of Year	$5,837,745	$12,117,425

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$926,368	$1,393,759
Cash paid for income taxes	$2,250,546	$515,001

Cash and bank balances	5,837,745	8,474,809
Restricted cash	-	3,642,616
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	5,837,745	12,117,425